EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-121601, 333-144155 and 333-149855)   of Integrated BioPharma, Inc., of our report dated September 28, 2010, relating to the consolidated financial statements as of June 30, 2010 and the fiscal year then ended, which is included in this Form 10-K filing, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the ability of Integrated BioPharma, Inc. to continue as a going concern.

/s/ Friedman LLP

East Hanover, New Jersey
September 28, 2010